Exhibit 10.16

EXCHANGE AND PAYING AGENT AGREEMENT

Between

GrabAGun Digital Holdings Inc.

And

Continental Stock Transfer & Trust Company

GrabAGun Digital Holdings Inc., a Texas corporation (the “Company”), hereby requests that Continental Stock & Transfer Company, a Delaware corporation (in all relevant capacities, “you”, “your” or “Exchange and Paying Agent”) act as Exchange and Paying Agent with respect to the surrender of issued and outstanding membership interests (the “Target Interests”) of Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company (“Target”), in exchange for certain cash consideration and shares of common stock of the Company, $0.0001 par value per share (the “New Shares”), pursuant to Section 1.12 of that certain Business Combination Agreement, dated as of January 6, 2025 (the “Merger Agreement”), by and among the Company, Target, Colombier Acquisition Corp. II, a Cayman Islands exempted company (“Purchaser”), Gauge II Merger Sub Corp. (“Purchaser Merger Sub”) and Gauge II Merger Sub LLC (“Company Merger Sub”). As a result of and upon the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, pursuant to the terms of the Merger Agreement, Company Merger Sub will merge with and into Target (the “Company Merger”) and all of the outstanding Target Interests will be cancelled in exchange for the right of the Target Holders (as defined below) to receive an aggregate of:

●	10,000,000 New Shares (the “Share Consideration”); and

●	Fifty Million U.S. Dollars ($50,000,000) in cash (the “Cash Consideration” and together with the Share Consideration, the “Merger Consideration”).

Such Closing is currently expected to become effective on or about July 15, 2025. The time at which the Company Merger becomes effective is referred to in the Merger Agreement and in this letter as the “Effective Time.” Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement. You will be informed of the Effective Time at least three (3) business days prior thereto or as soon as practicable. In this regard, the Company has furnished or has caused Target to furnish you with copies of, or provided you with access to, the following documents.

a)	the form of Letter of Transmittal for Target Interests when surrendered for exchange and W-9 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

b)	a copy of a letter dated July 15, 2025 from Marc Nemati, an officer of Target, confirming that the transfer books for Target Interests have been closed as of the Effective Time.

The Exchange and Paying Agent will e-mail each of the documents described in clause (a) above, together with a return envelope, as soon as reasonably practicable, and no later than two (2) business day following the date that the Company delivers to you the materials set forth in the following paragraph.

At least three (3) business days prior to the Company’s desired date of distribution of the Merger Consideration, the Company will furnish you with:

a)	a listing, in a format agreeable to you (the “Record Member List”), of the names, addresses, percentages of outstanding Target Interests and detail of holders (“Target Holders”) of Target Interests of record at the Effective Time, and (ii) the total of outstanding Target Interests and Target Holders; and

b)	a spreadsheet detailing the number of shares of Share Consideration and the amount of Cash Consideration to be paid to each of the Target Holders, including the Target Holders’ wire instructions for payment of the Cash Consideration, in an electronic format agreeable to you.

In your capacity as Exchange and Paying Agent, you will receive Target Interests (in book entry form) surrendered in exchange for New Shares and the Cash Consideration. Subject to the terms and conditions of this agreement (this “Agreement”), you are authorized to, and shall, accept such Target Interests and, as promptly as reasonably practicable after receipt of a valid Letter of Transmittal and the Effective Time, and no later than one (1) business day thereafter, exchange them for New Shares and the Cash Consideration and in accordance with the first paragraph of this Agreement and the Letter of Transmittal, and to act in accordance with the following instructions:

1. Procedures for Discrepancies:

a)	You will follow your regular procedures to attempt to reconcile any discrepancies between the number of Target Interests that any Letter of Transmittal may indicate are owned by a surrendering member and the percentage of outstanding Target Interests that the Record Members List indicates such member owned of record as of the Effective Time. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the percentage of outstanding Target Interests, if any, you are authorized not to accept any for exchange.

b)	If an exchange of Target Interests is required to be made by you to a person other than the person in whose name a surrendered Target Interest is registered, you will issue no New Shares until the person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of the issuance of a certificate for New Shares in a name other than that of the registered holder of the Target Interests surrendered, or has established to your satisfaction that any such tax or charge either has been paid or is not payable.

2. Procedure for Deficient Items: You will examine the Letter of Transmittal received by you as Exchange and Paying Agent to ascertain whether they appear to you to have been completed and executed in accordance with the instructions set forth in the Letter of Transmittal. In the event you determine that any Letter of Transmittal does not appear to you to have been properly completed or executed, or any other deficiency in connection with the surrender appears to you to exist, you will follow, where possible, your regular procedures to attempt to cause such irregularity to be corrected. You are not authorized to waive any deficiency in connection with the surrender, unless the Company and Purchaser provided you with written authorization to waive the deficiency. If any such deficiency is neither corrected nor waived, you will return to the surrendering member, the related Letters of Transmittals and any other documents received with the Letter of Transmittal.

3. Date/Time Stamp: Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

4. Specimen Signatures: Set forth in Exhibit B hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

5. Reserve of Shares and Exchange Fund:

a)	At or prior to the Effective Time, and for so long as this Agreement shall be in effect, the Company will reserve for issuance a sufficient number of New Shares for exchange for Target Interests outstanding at the Effective Time, in accordance with the terms of the Merger Agreement. Subject to the terms and conditions of this Agreement, you will issue New Shares (in book entry form) as required from time to time in order to make the exchange.

b)	As promptly as reasonably practicable after the Effective Time and in any event not later than 11:45 a.m. on the date of the Effective Time, (i) the Purchaser shall cause Continental Stock Transfer and Trust Company, as trustee for the trust account (the “Trust Account”) containing the proceeds of the Purchaser’s initial public offering (the “IPO”) and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters), in accordance with the wire instructions set forth on Exhibit D hereto, deposit with you $50,000,000 in cash in immediately available funds to be used to pay the aggregate Cash Consideration payable upon the Effective Time. You will hold such Cash Consideration uninvested in one or more demand deposit accounts (the “Exchange Fund”) for the benefit of the applicable Target Holders and make disbursements from the Exchange Fund in accordance with this Agreement.

6. Report of Exchange Activity: You will forward to the Company a weekly report of the number of Target Interests surrendered during the prior week and the number of New Shares. If so instructed by the Company, you will prepare and forward such a report on a less frequent basis.

7. Issuance of Fractional Shares; Interest: No fractional New Shares will be issued in the Company Merger. In lieu thereof, any holder of Target Interests who would otherwise have been entitled to receive a fractional amount of New Shares will, after aggregating all such fractional shares of such holder, instead have the number of New Shares issued to such Person rounded down to the nearest whole integer.

8. Dividends and Distributions on Unexchanged Target Interests: No dividends or other distributions that are declared after the Effective Time on New Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Company Merger to receive New Shares until such persons surrender their Target Interests by delivering to you executed Transmittal Documents. Upon such surrender, you will pay to the person in whose name New Shares are issued any dividends or other distributions having a record date after the Effective Time and the surrender. In no event shall any interest on such dividends or other distributions be payable by you. The Company shall deposit, or cause to be deposited with you, federal or other immediately available funds, sufficient to pay for dividends and distributions on all unexchanged Target Interests and you will hold such funds for payment or distribution to the holders of such unexchanged Target Interests pursuant to this Section 8; provided, however, that you shall return such funds at the written request of the Company.

9. Cancellation of Target Interests: As of the Effective Time, you will become the sole recordkeeping agent for Target Interests, in accordance with your standard practices. Upon the exchange of Target Interests, the certificates representing such Target Interests, if any, will be physically cancelled by you and posted to the records you maintain.

10. Tax Reporting:

a)	On or before January 31st of the year following the year of the payment, you will prepare and mail to each holder, other than holders who demonstrate their status as nonresident aliens in accordance with United States Treasury Regulations (“Foreign Stockholders”), a Form 1099-B reporting any cash payments, in accordance with United States Treasury Regulations. You will also prepare and file copies of such Forms 1099-B by magnetic tape or other appropriate means with the Internal Revenue Service, on or before February 28th of the year following the year of the payment and in accordance with United States Treasury Regulations.

b)	If you have not received notice from the surrendering holder of that holder’s certified Taxpayer Identification Number, you shall deduct and withhold backup withholding tax from any cash payment made pursuant to Internal Revenue Code regulations.

c)	Should any issue arise regarding federal income tax reporting or withholding, you will take such action as the Company instructs you in writing.

11. Treatment of Restrictive Legends; Other: All New Shares issued in exchange for Target Interests shall be issued with the restrictive legend set forth on Exhibit C hereto. You will consult with the Company (through Omeed Malik or his designee) with respect to any transfers of shares by members who are affiliates.

12. Termination: Unless terminated earlier by the parties hereto, this Agreement shall terminate either (a) upon the exchange of all Target Interests for the Merger Consideration or (b) at the option of the Company or the Exchange and Paying Agent. Upon any such termination, you shall be relieved and discharged of any further responsibilities with respect to your duties hereunder. Upon payment of all your outstanding fees and expenses, you will forward to the Company or its designee promptly any Letter of Transmittal or other documents relating to your duties hereunder that you may receive after your appointment has so terminated. After such time, any party entitled to such shares, funds or property shall look solely to the Company and not the Agent therefor, and all liability of the Exchange and Paying Agent with respect thereto shall cease. Sections 13, 14 and 15 hereof shall survive any termination of this Agreement.

13. Authorizations and Protection: As agent for the Company hereunder you:

a)	shall have no duties or obligations other than those specifically set forth herein or as may be subsequently be agreed to in writing by you and the Company and no implied duties or obligations shall be read into this agreement against you.

b)	shall not be regarded as making any representations as to, and shall have no responsibility for the legality, validity, sufficiency, value or genuineness of any Target Interests and you shall not be required to, and you shall not, make any representations as to the legality, validity, sufficiency, value or genuineness of the Company Merger;

c)	shall not be obligated to take any legal action hereunder which might in your sole judgment require you to risk your own funds or incur any liability, unless you shall have been furnished with indemnity satisfactory to you;

d)	may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telex, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

e)	may rely on and shall be protected in acting in reliance upon the written instructions of the Company or any other employee or representative of the Company designated by such person with respect to any matter relating to your actions as Exchange and Paying Agent hereunder;

f)	may consult counsel satisfactory to you (including your in-house counsel and the Company counsel), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice or opinion of such counsel;

g)	shall have no obligation to make any payment as the Exchange and Paying Agent unless the Company shall have provided the necessary available funds to make such payments;

h)	shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Company Merger, including without limitation obligations under applicable securities laws;

i)	may perform any of your duties hereunder either directly or through agents or attorneys and you shall not be responsible for any misconduct or gross negligence on the part of any agent or attorney appointed with reasonable care by you hereunder; and

j)	shall not be liable for any error in judgment made in good faith by any officer, director, employee, agent or attorney in the course of performance under this Agreement, unless it shall be proven by a court of competent jurisdiction that such officer, director, employee, agent or attorney was grossly negligent or acted with willful misconduct.

14. Indemnification: Subject to Section 15, the Company hereby covenants and agrees to indemnify and to hold harmless you and your officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of or in connection with this Agreement or the performance of your duties hereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable and documented legal or other out of pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent arising from the willful misconduct or gross negligence of the Exchange and Paying Agent or such indemnified party. In the event of the assertion against any indemnified party of any such claim or the commencement of any such action or proceeding you shall, promptly after receiving notice of any assertion or the commencement of any such action or proceeding, notify the Company in writing (or facsimile confirmed by letter) of the fact of such assertion and/or commencement and failure to so notify shall not relieve the Company of any liability for indemnification with respect to such assertion or claim except to the extent the Company is prejudiced by such failure. In the event of such assertion or commencement, the Company shall be entitled to participate in such action or proceeding and in the investigation of such claim and, after written notice from Company to you, to assume the investigation or defense of such claim, action or proceeding with counsel of the Company’s choice at the sole expense of the Company. Notwithstanding any election by the Company to assume the defense or investigation of such claim, action or proceeding, you shall have the right to employ separate counsel at the Company’s expense, if in the opinion of counsel to you, use of counsel of the Company’s choice could reasonably be expected to give rise to a conflict of interest. The provisions contained in this paragraph shall remain in full force and effect and shall survive the termination of this Agreement for a period of one (1) year.

15. Waiver Against Trust: Reference is made to the final prospectus of Purchaser, dated as of November 20, 2023 and filed with the SEC (File No. 333-274902) on November 22, 2023 (the “Prospectus”). The Exchange and Paying Agent hereby represents and warrants that it has read the Prospectus and understands that the Purchaser has established a Trust Account containing the proceeds of its IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Class A ordinary shares in connection with (i) the consummation of Purchaser’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) an amendment to the Purchaser’s organizational documents to extend the Purchaser’s deadline to consummate a Business Combination or (iii) an amendment to other provisions of the Purchaser’s organizational documents relating to Public Shareholders’ rights or pre-Business Combination activity, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO (or 27 months after the closing of the IPO if Purchaser has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within twenty-four (24) months after the closing of the IPO), subject to extension by an amendment to the Purchaser’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, (i) as necessary to fund Purchaser’s working capital requirements, subject to an annual limit of $1,000,000, (ii) to pay any taxes and (iii) up to $100,000 in dissolution expenses, and (d) to the Purchaser or as otherwise directed by the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Exchange and Paying Agent hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Exchange and Paying Agent nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser, Company or any of their representatives, on the one hand, and the Exchange and Paying Agent or any of its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to herein as the “Released Claims”). The Exchange and Paying Agent, on behalf of itself and its affiliates, hereby irrevocably waives any Released Claims that any such party or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the the Company, Purchaser or their representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Company, Purchaser or their affiliates). The Exchange and Paying Agent agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Agreement, and the Exchange and Paying Agent further intends and understands such waiver to be valid, binding and enforceable against such party and each of its affiliates under applicable Law. To the extent that the Exchange and Paying Agent or any of its respective affiliates commences any action based upon, in connection with, relating to or arising out of any matter relating to the Company, Purchaser or their representatives, which proceeding seeks, in whole or in part, monetary relief against the Company, Purchaser or their representatives, the Exchange and Paying Agent hereby acknowledges and agrees that its and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such party or any of its affiliates (or any person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Exchange and Paying Agent or any of its respective affiliates commences action based upon, in connection with, relating to or arising out of any matter relating to the Company, Purchaser or their representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company, Purchaser and their representatives, as applicable, shall be entitled to recover from the Exchange and Paying Agent and its affiliates, as applicable, the associated legal fees and costs in connection with any such action, in the event the Company, Purchaser or their representatives, as applicable, prevails in such action.

16. Fees: The Company shall pay to you compensation in accordance with the fee schedule attached as Exhibit A hereto, together with reimbursement for reasonable and documented out-of-pocket expenses, including reasonable fees and disbursements of counsel, regardless of whether any Target Interests are surrendered to you, for your services as Exchange and Paying Agent hereunder.

17. Representations, Warranties and Covenants: The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Merger Agreement and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the certificate of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement is a legal, valid, binding and enforceable obligation of it, (d) the Company Merger will comply in all material respects with all applicable requirements of law, and (e) to the best of its knowledge, there is no material litigation pending or threatened as of the date hereof in connection with the Company Merger.

18. Notices: All notices, requests and other communications shall be in writing and sent or delivered to the addresses indicated on the signature page hereof.

19. Miscellaneous: This Agreement shall be governed by and construed in accordance with the laws in the State of New York, without giving effect to the conflict of laws, rules or principles thereof.

a)	No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

b)	In the event that any claim of inconsistency between this Agreement and the terms of the Merger Agreement arise, as they may from time to time be amended, the terms of the Merger Agreement shall control, except with respect to your duties, liabilities and rights, including compensation and indemnification of you as Exchange and Paying Agent, which shall be controlled by the terms of this Agreement.

c)	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed binding and enforceable to the full extent permitted by applicable law.

d)	This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

e)	This Agreement may not be assigned by either party without prior written consent of both parties.

f)	You shall not be liable for any failure or delay arising out of conditions beyond your reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

21. Counterparts: This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute but one and the same instrument.

Please acknowledge receipt of this Agreement hereto and confirm the arrangements herein provided by signing and returning the enclosed copy to the Company, whereupon this Agreement and the terms and conditions herein provided shall constitute a binding Agreement among us.

[Signature Page Follows]

GRABAGUN DIGITAL HOLDINGS INC.

By:	/s/ Omeed Malik

Name:	Omeed Malik

Title:	CEO

Address for Notices:
c/o GrabAGun Digital Holdings Inc.
214 BRAZILIAN AVENUE, SUITE 200-J
PALM BEACH, FL 33480
Attention: Omeed Malik
Email:

Accepted and agreed to as of the date first above written:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Exchange and Paying Agent

By:	/s/ Anthony R. Borino

Name:	Anthony R. Borino

Title:	Vice President -- Corporate Actions

Address for Notices:
c/o Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, NY 10004-1571
Attention: REORG
Email: